As filed with the Securities and Exchange Commission on January 22, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PROPERTIES LIMITED PARTNERSHIP

(Exact name of Registrant as specified in its charter)

Delaware	04-3372948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 Huntington Avenue, Suite 300

Boston, Massachusetts 02199-7610

(617) 236-3300

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Boston Properties, Inc.

1997 Stock Option and Incentive Plan, as amended

(Full Title of the Plan)

Mortimer B. Zuckerman, Chairman

Edward H. Linde, President

and Chief Executive Officer

BOSTON PROPERTIES, INC.

111 Huntington Avenue, Suite 300

Boston, Massachusetts 02199-7610

(617) 236-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gilbert G. Menna, P.C.

Ettore A. Santucci, P.C.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Long Term Incentive Units of Limited Partnership	1,654,448	$47.985	$79,388,687.28	$6,423

Common Units of Limited Partnership	(3)	—	—	(4)

(1)	Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up, recapitalizaiton or other similar event.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), (h) and (i) of the Securities Act and based on the average of the high and low sales prices for the common stock of Boston Properties, Inc., par value $.01 per share, as reported on the New York Stock Exchange on January 16, 2004. Boston Properties Limited Partnership is the operating partnership of Boston Properties, Inc. and the fair market value of the common units of Boston Properties Limited Partnership tracks the market value of the common stock of Boston Properties, Inc.
(3)	Includes 1,654,448 common units issuable upon conversion of the long term incentive units.
(4)	Pursuant to Rule 457(i) of the Securities Act, there is no additional filing fee required with respect to the common units issuable upon conversion of the long term incentive units as no additional consideration will be received in connection with the exercise of the conversion privilege.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by Boston Properties Limited Partnership (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates:

(a)	the Company’s Registration Statement on Form 10 filed on March 6, 2003, including all amendments thereto (File No. 0-50209); provided, that the audited financial statements contained in our Form 10 have been superceded by the financial statements included in our Current Report on Form 8-K filed on June 13, 2003, which is incorporated below;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (File No. 0-50209);

(c)	the Joint Current Report on Form 8-K of the Company and Boston Properties, Inc. filed on May 14, 2003 (File No. 1-13087); and

(d)	the Company’s Current Report on Form 8-K filed on June 13, 2003 (File No. 0-50209).

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Under the 1997 Stock Option and Incentive Plan of Boston Properties, Inc., as amended, (the “Plan”) employees of subsidiaries of Boston Properties, Inc, including the Company, are eligible for grants and other equity-based awards. The list of available awards under the Plan includes awards that are valued in whole or in part by reference to, or are otherwise based on, shares of common stock of Boston Properties, Inc., including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities, membership interests in a subsidiary and awards valued by reference to book value or subsidiary performance (“Other Awards”). Such Other Awards may be issued either alone or in addition to other awards granted under the Plan. The Plan administrator has the authority to determine the eligible recipients to whom, and the time or times at which, Other Awards shall be made; the number of shares or units to be awarded; the price, if any, to be paid by the participant for the acquisition of Other Awards; and the restrictions and conditions applicable to Other Awards. Other Awards under the Plan include in particular grants of partnership interests in the Company that we call LTIP units. Each LTIP unit awarded will be deemed equivalent to an award of one share of Common Stock of Boston Properties, Inc. reserved under the Plan, reducing availability for other equity awards available under the Plan on a one-for-one basis. The Plan administrator will determine the purchase price, vesting period and other terms and conditions, if any, with respect to the grant of LTIP units. If vesting is not attained, the participant will forfeit his or her LTIP units.

LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of the Company, which equal per share dividends on shares of common stock of Boston Properties, Inc. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units will over time achieve full parity with common units of the Company for all purposes, and therefore accrete to an economic value for participants equivalent to shares of Common Stock of Boston Properties, Inc. on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units of the Company at any time, and thereafter enjoy all the rights of common units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of Common Stock of Boston Properties, Inc.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters, including the legality of the securities, have been passed upon for the Company by Goodwin Procter LLP, Boston, Massachusetts. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin Procter LLP, serves as one of Boston Properties, Inc.’s Assistant Secretaries. Certain partners of Goodwin Procter LLP together own approximately 20,000 shares of Boston Properties, Inc.’s common stock.

Item 6.    Indemnification of Directors and Officers.

The Delaware Revised Uniform Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

The applicable partnership agreement of the Company generally provides that the general partner and any person acting on its behalf will incur no liability to the Company or any limited partner for any act or omission within the scope of the general partner’s authorities, provided the general partner’s or such other person’s action or omission to act was taken in good faith and in the belief that such action or omission was in the best interests of the Company and its affiliates, and provided further, that the general partner’s or such other person’s actions or omissions shall not constitute actual fraud or gross negligence or deliberately dishonest conduct.

The partnership agreement also provides for the indemnification of the general partner and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys’ fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity.

We are managed by Boston Properties, Inc., which serves as our sole general partner.

Boston Properties, Inc.’s certificate of incorporation and bylaws provide certain limitations on the liability of our directors and officers for monetary damages to Boston Properties, Inc. Boston Properties, Inc.’s certificate of incorporation and bylaws obligate Boston Properties, Inc. to indemnify its directors and officers, and permit Boston Properties, Inc. to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Boston Properties, Inc. and its stockholders against these individuals.

Boston Properties, Inc.’s certificate of incorporation generally limits the liability of its directors to Boston Properties, Inc. to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation’s best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

Boston Properties, Inc.’s bylaws provide that its directors and officers will be, and, in the discretion of its board of directors, non-officer employees may be, indemnified by Boston Properties, Inc. to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties, Inc. The bylaws of Boston Properties, Inc. also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

The certificate of incorporation of Boston Properties, Inc. contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Boston Properties, Inc. pursuant to the foregoing provisions, Boston Properties, Inc. has been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Boston Properties, Inc. has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that Boston Properties, Inc. indemnify its directors and executive officers to the fullest extent permitted by law and advance to its directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, Boston Properties, Inc. must also indemnify and advance all expenses incurred by its directors and executive officers seeking to enforce their rights under the indemnification agreements and cover its directors and executive officers under the Boston Properties, Inc. directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by Boston Properties, Inc.’s certificate of incorporation and bylaws, it provides greater assurance to the directors and executive officers of Boston Properties, Inc. that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by Boston Properties, Inc.’s board of directors or by its stockholders to eliminate the rights it provides.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

4.1	Second Amended and Restated Agreement of Limited Partnership of the Company, dated as of June 29, 1998 (incorporated herein by reference to Boston Properties, Inc.’s Current Report on Form 8-K filed on July 15, 1998).
4.2	Amendment to Second Amended and Restated Agreement of Limited Partnership of the Company, dated as of April 11, 2003 (incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q filed on August 14, 2003).
5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
23.1	Consent of Goodwin Procter LLP (included in their opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Boston Properties, Inc. 1997 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit A to Boston Properties, Inc.’s Proxy Statement for use with its 2000 Annual Meeting of Stockholders, which was filed on March 31, 2000).
99.2	Amendment No. 1 to Boston Properties, Inc. 1997 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.7 of Boston Properties, Inc.’s Form 10-K filed on March 30, 2001).
99.3	Amendment No. 2 to Boston Properties, Inc. 1997 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.1 of Boston Properties, Inc.’s Form 10-Q filed on May 14, 2003).
99.4*	Amendment No. 3 to Boston Properties, Inc. 1997 Stock Option and Incentive Plan.

*	Filed herewith.

Item 9.    Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual reports pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, Boston Properties Limited Partnership certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 20th day of January, 2004.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc., its General Partner

By:	/s/ EDWARD H. LINDE
Name: Edward H. Linde Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and Douglas T. Linde as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their indicated capacities with respect to Boston Properties, Inc., acting as the general partner of the registrant Boston Properties Limited Partnership and on the dates indicated.

Signature	Title	Date
/s/ Mortimer B. Zuckerman Mortimer B. Zuckerman	Chairman of the Board of Directors	January 20, 2004

/s/ Edward H. Linde Edward H. Linde	President and Chief Executive Officer, Director (Principal Executive Officer)	January 20, 2004

/s/ Douglas T. Linde Douglas T. Linde	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2004

/s/ Lawrence S. Bacow Lawrence S. Bacow	Director	January 20, 2004

/s/ William M. Daley William M. Daley	Director	January 20, 2004

/s/ Alan B. Landis Alan B. Landis	Director	January 20, 2004

/s/ Alan J. Patricof Alan J. Patricof	Director	January 20, 2004

/s/ Richard E. Salomon Richard E. Salomon	Director	January 20, 2004

/s/ David A. Twardock David A. Twardock	Director	January 20, 2004

/s/ Martin Turchin Martin Turchin	Director	January 20, 2004

EXHIBIT INDEX

Exhibit No.                                                                                   Description

4.1	Second Amended and Restated Agreement of Limited Partnership of the Company, dated as of June 29, 1998 (incorporated herein by reference to Boston Properties, Inc.’s Current Report on Form 8-K filed on July 15, 1998).
4.2	Amendment to Second Amended and Restated Agreement of Limited Partnership of the Company, dated as of April 11, 2003 (incorporated herein by reference to Exhibit 10.1 of the Company’s Form 10-Q filed on August 14, 2003).
5.1*	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.
23.1	Consent of Goodwin Procter LLP (included in their opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Boston Properties, Inc. 1997 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit A to Boston Properties, Inc.’s Proxy Statement for use with its 2000 Annual Meeting of Stockholders, which was filed on March 31, 2000).
99.2	Amendment No. 1 to Boston Properties, Inc. 1997 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.7 of Boston Properties, Inc.’s Form 10-K filed on March 30, 2001).
99.3	Amendment No. 2 to Boston Properties, Inc. 1997 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.1 of Boston Properties, Inc.’s Form 10-Q filed on May 14, 2003).
99.4*	Amendment No. 3 to Boston Properties, Inc. 1997 Stock Option and Incentive Plan.

*	Filed herewith.